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                                                                     Exhibit 5.1


August 29, 2002

Horace Mann Educators Corporation
1 Horace Mann Plaza
Springfield, Illinois 62715-0001

      Re: Registration Statement on Form S-8 relating to 5,650,000 Shares of Common Stock of Horace Mann Educators Corporation

     I am the General Counsel to Horace Mann Educators Corporation (the "Company"). In that capacity, I have assisted in the preparation of the above-referenced Registration Statement on Form S-8 (the "Registration Statement") for filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder.

     The Registration Statement relates to a total of 5,650,000 shares (the "Registered Stock") of common stock, par value $0.001 per share (the "Common Stock"), of the Company, authorized for issuance under the 2002 Incentive Compensation Plan (the "2002 Plan"), the Amended and Restated Horace Mann Educators Corporation 1991 Stock Incentive Plan (the "1991 Plan"), the Horace Mann Educators Corporation Deferred Compensation Plan for Employees (the "DCP"), and the Horace Mann Supplemental Retirement and Savings Plan (the "SRSP" and, with the 2002 Plan, the 1991 Plan, and the DCP, the "Plans"). The number of shares allocable to each of the Plans is set forth on the cover page of the Registration Statement.

     I have examined copies of the Company's Restated Certificate of Incorporation, as amended, Bylaws, resolutions adopted by the Company's Board of Directors, the Plans, and such other documents, and have made such inquiries, as I have deemed appropriate. In my examination, I have assumed the genuineness of all signatures, the authenticity of all items submitted to me as originals, and the conformity with originals of all items submitted to me as copies.

     Based upon the foregoing, it is my opinion that the Registered Stock that may be originally issued pursuant to the Plans, when issued and delivered in accordance with the Plans, the resolutions authorizing the Plans, and the award agreements under the Plans, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

     This opinion letter is limited to the specific legal issues that it expressly addresses, and accordingly, I express no opinion as to the law of any jurisdiction other than the General Corporation Law of the State of Delaware, as amended. I am not admitted to the Delaware Bar. In expressing my opinions set forth herein, I have reviewed and relied upon, without further investigation, such laws as published in generally available sources.

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     I hereby consent to the use of this opinion as Exhibit 5.1 to the
Registration Statement. In giving such consent, I do not thereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

                                    Sincerely,

                                    /s/ Ann Caparros
                                    Ann Caparros
                                    General Counsel, Chief Compliance Officer
                                    and Corporate Secretary